Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 12, 2021

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Fl.

San Francisco, CA 94105

Re: salesforce.com, inc. Current Report on Form 8-K filed on July 12, 2021

(0.625% Senior Notes due 2024, 1.500% Senior Notes due 2028, 1.950% Senior Notes due 2031, 2.700% Senior Notes due 2041, 2.900% Senior Notes due 2051 and 3.050% Senior Notes due 2061)

Ladies and Gentlemen:

We have acted as special outside counsel to salesforce.com, inc., a Delaware corporation (the “Company”), in connection with the sale by the Company to the Underwriters (as defined in the Underwriting Agreement dated June 29, 2021 (the “Underwriting Agreement”)) between the Company and the Underwriters listed in Schedule A thereto, pursuant to the Registration Statement on Form S-3ASR (File No. 333-251123) (the “Registration Statement”) of $1,000,000,000 aggregate principal amount of 0.625% Senior Notes due 2024 (the “2024 Notes”), $1,000,000,000 aggregate principal amount of 1.500% Senior Notes due 2028 (the “Sustainability Notes”), $1,500,000,000 aggregate principal amount of 1.950% Senior Notes due 2031 (the “2031 Notes”), $1,250,000,000 aggregate principal amount of 2.700% Senior Notes due 2041 (the “2041 Notes”), $2,000,000,000 aggregate principal amount of 2.900% Senior Notes due 2051 (the “2051 Notes”) and $1,250,000,000 aggregate principal amount of 3.050% Senior Notes due 2061 (the “2061 Notes” and, together with the 2024 Notes, theSustainability Notes, the 2031 Notes, the 2041 Notes and the 2051 Notes, the “Notes”) issued under the Indenture dated as of April 11, 2018 (the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented and amended with respect to each series of Notes by the Second Supplemental Indenture thereto dated as of the date hereof (the “Supplemental Indenture”), between the Company and the Trustee.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including: (a) the Registration Statement; (b) the Preliminary Prospectus Supplement dated June 29, 2021, as filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”), but excluding the documents incorporated by reference therein; (c) the final term sheet dated June 29, 2021, as filed with the Commission pursuant to Rule 433 under the Act; (d) the Prospectus Supplement dated June 29, 2021, as filed with the Commission pursuant to Rule 424(b)(5) under the Act (the “Prospectus Supplement”), but excluding the documents incorporated by reference therein; (e) a copy of the amended and restated certificate of incorporation of the Company and a copy of the amended and restated bylaws of the Company, each as set forth in the certificate of the Secretary of the Company dated the date hereof; (f) the Indenture; (g) the Supplemental Indenture; (h) a copy of the global note (CUSIP Number 79466LAG9) representing the 2024 Notes, a copy of the global note (CUSIP Number 79466LAH7) representing the Sustainability Notes, a copy of the global note (CUSIP Number 79466LAJ3) representing the 2031 Notes, a copy of the global note (CUSIP Number 79466LAK0) representing the 2041 Notes, a copy of the global note (CUSIP Number 79466LAL8) representing the 2051 Notes, and a copy of the global note (CUSIP Number 79466LAM6) representing the 2061 Notes, each dated as of July 12, 2021; (i) executed copies of the Underwriting Agreement; and (j) resolutions of the Board of Directors of the Company and the Designated Committee relating to the issuance of the Notes.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties and compliance with all covenants contained in the agreements, records, documents, instruments and certificates we have reviewed; (iv) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (v) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters. We have assumed that the terms of the Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under, the Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company and the Underwriting Agreement), (2) any judicial or regulatory order or decree of any governmental authority or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We also have assumed that the Indenture, Supplemental Indenture and the Notes are the valid and legally binding obligation of the Trustee. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion, the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture, the Supplemental Indenture and the Underwriting Agreement will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes, the Indenture and the Supplemental Indenture.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this letter as an exhibit to the Company’s Current Report on Form 8-K, filed on July 12, 2021. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz